SHEP TECHNOLOGIES INC.
Suite 504 - 595 Howe Street
Vancouver, BC
V6C 2T5

NOTICE OF ANNUAL GENERAL MEETING

NOTICE IS HEREBY GIVEN THAT the Annual General Meeting (the "Meeting") of the shareholders of SHEP Technologies Inc. (the "Company") will be held at Suite 504, 595 Howe Street, Vancouver, British Columbia, on June 29, 2004, at the hour of 11:00 A.M., Vancouver time, for the following purposes:

  To receive and consider the financial statements of the Company for the financial year ended December 31, 2003, together with the report of the Auditor's thereon;
  To fix the number of directors at six (6);
  To elect directors for the ensuing year;
  To appoint Davidson & Company as auditor for the ensuing year and to authorize the directors to fix their remuneration;
  To consider and, if deemed fit, to pass, with or without variation, an ordinary resolution ratifying and approving an amendment to the Company's 2002 Equity Incentive Plan to increase the number of common shares issuable on exercise of options thereunder by 2,800,000common shares; and

To transact such further or other business as may properly come before the Meeting or any adjournments thereof.The specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular accompanying and forming part of this Notice.

All shareholders are invited to attend the Meeting. Only shareholders of record on May 14, 2004 will be entitled to receive notice of and to vote at the Meeting except to the extent that a shareholder has transferred any common shares of the Company after that date and the new holder of such common shares establishes proper ownership and requests not later than 10 days before the date of the Meeting that his name be included in the list of shareholders eligible to vote at the Meeting.

Whether or not you expect to attend the Meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE TO COMPUTERSHARE TRUST COMPANY OF CANADA, PROXY DEPT., 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ON, M5J 2Y1 or by fax to 1-866-249-7775, Outside North America 416-263-9524. Your promptness in returning the proxy will assist in the expeditious and orderly processing of proxies and will ensure that your shares are represented. Please note that you may vote in person at the Meeting even if you have previously returned the proxy.

DATED at Vancouver, British Columbia this 17th day of May 2004.

BY ORDER OF THE BOARD
of SHEP Technologies Inc.

(Signed)      Malcolm P. Burke
Malcolm P. Burke, President and Chief Executive Officer

___________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.

Annual General Meeting of Shareholders

To be Held on June 29, 2004

NOTICE OF MEETING AND

MANAGEMENT PROXY CIRCULAR

The attached Management Proxy Circular is furnished in connection with the solicitation of proxies by and on behalf of the management of SHEP Technologies Inc. for use at the annual general meeting of holders of Common Shares of the Company to be held on June 29, 2004 at the time and place and for the purposes set out in the accompanying Notice of Annual General Meeting and any adjournment thereof.

No person has been authorized to give any information or make any representation in connection with any matters to be considered at the Meeting, other than as contained in the Management Proxy Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

Except as noted, all financial amounts are expressed in United States dollars.

 ___________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
Suite 504
595 Howe Street,
Vancouver, British Columbia
V6C 2T5

May 14, 2004

Dear Shareholder:

You are cordially invited to attend the Annual General Meeting of Shareholders of SHEP Technologies Inc. to be held on Tuesday, June 29, 2004 commencing at 11:00 a.m. (Vancouver time) at Suite 504, 595 Howe Street, Vancouver, BC, V6C 2T5.

Whether or not you plan to attend, it is important that your shares are represented and voted at the Annual General Meeting of Shareholders. Therefore, please sign, date and mail the enclosed proxy in the accompanying envelope at your earliest convenience.

Sincerely,

Signed: Malcolm P. Burke

Malcolm P. Burke
President and Chief Executive Officer

 ___________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
504 - 595 Howe Street, Vancouver, BC V6C 2T5
MANAGEMENT PROXY CIRCULAR
GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This Proxy Circular (this "Circular") is furnished in connection with the solicitation by the management of SHEP Technologies Inc. (the "Corporation") of proxies to be voted at the Annual General Meeting (the "Meeting") of Shareholders of the Corporation to be held at 595 Howe Street, 10th Floor, Vancouver, British Columbia on Tuesday, June 29, 2004, for the purposes set out in the accompanying Notice of Meeting and at any adjournment thereof.

The solicitation of proxies for the Meeting will be primarily by mail, but proxies may also be solicited personally or by telephone by employees of the Corporation. Employees of the Corporation will not receive any extra compensation for such activities. The Corporation may also pay brokers or other persons holding common shares of the Corporation in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and proxy material to beneficial owners of common shares of the Corporation and requesting authority to execute proxies in respect of such common shares of the Corporation. The Corporation will bear the expenses of the solicitation of proxies by the directors and management of the Corporation.

No person is authorized to give any information or to make any representation other than as contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation. The delivery of this Circular shall not under any circumstances create an implication that there has been no change in the information set forth herein since the date of this Circular.

APPOINTMENT OF PROXIES

The persons named in the accompanying form of proxy for the Meeting are directors or officers of the Corporation. A shareholder has the right to appoint a person, who need not be a shareholder, other than the persons designated in the form of proxy accompanying this Circular, as nominee to attend and act for and on behalf of such shareholder at the Meeting and may exercise such right by inserting the name of such person in the blank space provided on the form of proxy or by executing a proxy in a form similar to the one enclosed.

To be effective, proxies must be received by Computershare Trust Company of Canada, Second Floor, 510 Burrard Street, Vancouver, British Columbia V6C 3B9, prior to 5:00 p.m. (Vancouver time), on June 25, 2004, or be presented at the Meeting or any adjournment thereof.

EXERCISE OF VOTE BY PROXIES AND DISCRETIONARY AUTHORITY

The common shares represented by properly executed proxies given in favour of the persons designated in the printed portion of the accompanying form of proxy at the Meeting will be voted for, against or withheld from voting in accordance with the instructions of the shareholder, so long as such instructions are certain, on any ballot that may be called for and, where the person whose proxy is solicited specifies a choice with respect to any matter to be voted upon, the shares of such person will be voted in accordance with the specifications so made. If no choice is specified in the proxy, such shares will be voted for the resolutions and in favour of all other matters proposed by management at the Meeting.

The form of proxy accompanying this Circular confers discretionary authority upon the nominees named therein with respect to amendments or variations to the matters identified in the accompanying Notice of Meeting and with respect to other matters which may properly come before the Meeting. The Corporation's management knows of no matters to come before the Meeting other than those referred to in the accompanying Notice of Meeting. However, if any other matters which are not now known to management should properly come before the Meeting, the shares represented by proxies given in favour of management nominees will be voted on such matters in accordance with the best judgment of the nominee.

REVOCATION OF PROXIES

A shareholder may revoke a proxy by depositing an instrument in writing executed by the shareholder or by his attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized, indicating the capacity under which such officer or attorney is signing, either at the registered office of the Corporation at any time up to and including 5:00 p.m. (Vancouver time), on the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the chairman of the Meeting on the day of the Meeting, or any adjournment thereof, or in any other manner permitted by law.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company was continued under the Business Corporations Act (Yukon Territory) and is authorized to issue 100,000,000 Common shares without nominal or par value (the "common shares"), of which 25,990,571 common shares are issued and outstanding. All common shares in the capital of the Company are of the same class and each carries the right to one vote. Only those common shareholders of record on May 14, 2004, shall be entitled to receive notice of and vote at the forthcoming Annual General Meeting or any adjournment thereof in person or by proxy

To the knowledge of the directors and senior officers of the Company, the only persons that beneficially own, directly or indirectly, or exercise control or direction over shares carrying more than 10% of the voting rights attached to all shares of the Company are as follows:

Name	No. of Common Shares Owned or Controlled	Percentage of Outstanding Common Shares
CDS & Co. (1)	6,453,851	24.8%
W. Ray Evans	2,880,095	11.1%

(1) Management the Company is unaware of the beneficial ownership of the shares registered in the name of CDS & Co. although certain of these shares may be held by management in brokerage houses. This information was supplied by Comuptershare Trust Company of Canada, the registrar and transfer agent for the Company.

BUSINESS OF THE MEETING

The Meeting has been called as an Annual General Meeting of shareholders. Shareholders will be asked to receive the consolidated financial statements of the Corporation for the year ended December 31, 2003 together with the auditors' report thereon, elect directors and appoint auditors.

ELECTION OF DIRECTORS

The directors of the Corporation are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed. In the absence of instructions to the contrary, the enclosed proxy will be voted for the nominees herein listed.

Shareholder approval will be sought to fix the number of directors of the Corporation at six.

The Company does not have an executive committee.

Management of the Company proposes to nominate each of the following persons for election as a director. Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Municipality of Residence and Position	Principal Occupation	Director Since	Number of Shares beneficially owned or, directly or indirectly, controlled (3)
Tracy A. Moore (1) (2) West Vancouver, BC Director and Chief Financial Officer	President, MCSI Consulting Group	August 12, 2002	138,597(5)
Malcolm P. Burke (1) (2) West Vancouver, BC Director, President and Chief Executive Officer	President, Primary Ventures Corp.	August 12, 2002	463,000(3)(4)
Betty Anne Loy Vancouver, BC Director and Secretary	President of BALCO Holdings Inc.	August 12, 2002	70,000
Ray Evans Port St. Mary, Isle of Man Director	Managing Director of Ifield Technology Limited, and Managing Director of Hydraulic Controls Pty Ltd.	September 9, 2002	2,880,095
Peter Humphrey (1) (2) Milverton, Somerset, U.K. Director	Managing Director Marshalsea Hydraulics Ltd.	September 9, 2002	553,850(6)
Clive A. Bowen Prestwood, Buckinghamshire, UK Director	Business Development Manager, West Surrey Racing Ltd. and Managing Director, Kingshill Consulting Ltd.	April 30, 2003	0

Notes:

  Member of the Audit Committee
  Member of the Compensation Committee
  Shares beneficially owned, directly or indirectly, or over which control or direction is exercised as at May 14, 2004, based upon information furnished to the Company by individual directors. Unless otherwise indicated, such shares are held directly.
  Of these shares, 100,000 are held indirectly in the name of Sopo Investments Ltd. and 63,000 in the name of Primary Ventures Corp., both private companies controlled by Malcolm P. Burke.
  These shares represents Mr. Moore's beneficial interest in shares held by MCSI Capital Corp., a company owned by Mr. Moore and Simon Anderson, our Chief Financial Officer.
  Of these shares, 160,000 represent Mr. Humphrey's beneficial interest in shares held by a pension plan. in which Mr. Humphrey is a beneficiary.

APPOINTMENT OF AUDITORS

Davidson & Company, Chartered Accountants, have been the auditors of the Corporation since 1997.

The Board of Directors of the Corporation has proposed that Davidson & Company, be appointed as the Corporation's independent auditors for the year ending December 31, 2004 and that the Corporation's directors be authorized to fix their remuneration. A majority of the votes, voted by the shareholders represented at the Meeting, is required for approval of the appointment of the Corporation's auditors.

The persons named in the enclosed form of proxy intend to vote at the Meeting in favour of the appointment of Davidson & Company, as the Corporation's auditors and the authorization of the Corporation's directors to fix their remuneration.

INCREASE AUTHORIZATION UNDER 2002 EQUITY INCENTIVE PLAN

Our Board of Directors has determined that, in order to be able to provide additional incentive to our management employees, it is in the best interests of our shareholders that the number of shares of our Common Stock which we are authorized to issue pursuant to the exercise of options, grants and other rights under our 2002 Equity Incentive Plan ("Plan") be increased.

We are currently authorized to issue up to 2,200,000 of Common Stock under our Plan.  As of the date of this Proxy Statement, we have granted and have issued and outstanding options exercisable to purchase up to 1,225,000 shares of Common Stock, leaving a balance of authorized shares under the Plan of 975,000 shares.

In the next year, we intend to recruit a number of new additions to our executive management team in order to keep pace with our anticipated rapid growth.  In order to attract and retain qualified executive management, it will be necessary to offer generous option packages to candidates in order that we can compete effectively with other technology-based companies seeking the support of these highly qualified individuals.  As a result, it is the view of our Board of Directors that the remaining authorized balance of 975,000 shares under our Plan is inadequate to permit us to be successful in attracting and retaining the highly qualified executive management team that the Company will require in the near future.

As a result, our Board of Directors has recommended that we increase the total authorization under our Plan from 2,200,000 to 5,000,000 shares, an increase of 2,800,000.

Votes Required.

Approval and adoption of the proposed increase in the number of shares of common stock authorized to be issued under our Plan requires more votes in favor of such proposal than are cast against such proposal.

Management Recommendation.

OUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE PROPOSED INCREASED AUTHORIZATION UNDER OUR PLAN IS IN THE BEST INTEREST OF THE COMPANY'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE THIS PROPOSAL AT THE MEETING.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table (presented in accordance with the rules (the "Rules") made under the Securities Act (British Columbia)) sets forth all annual and long term compensation for services in all capacities to the Corporation and its subsidiaries for the three years ended December 31, 2003, 2002 and 2001 (to the extent required by the Regulation) in respect of the individual who was at December 31, 2003, the Chief Executive Officer and, for the purpose of the Business Corporations Act (Yukon) paid C$40,000 or more, including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an Officer at the end of the most recently completed financial year.

Summary Compensation Table
		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options Granted (#)	All Other Compen- sation ($)
Malcolm P. Burke (1) President and Chief Executive Officer	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	$103,500 $30,106 Nil	Nil 150,000 Nil	$27,941 Nil Nil
Tracy A. Moore (2) Chief Financial Officer	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	$81,500 $20,000 Nil	Nil 350,000 Nil	$110,056 $36,821 Nil
Robert K. Brown (3) Chief Technology Officer	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	$19,051 Nil Nil	Nil Nil Nil	Nil Nil Nil
Betty Anne Loy (4) Secretary	2003 2002 2001	Nil Nil Nil	Nil Nil Nil	$39,465 $11,756 Nil	Nil 100,000 Nil	Nil Nil Nil

(1) Malcolm P. Burke is paid through his management companies, SOPO Investments Ltd.) and Primary Ventures Corp. Primary Ventures Corp. also charges rent and communications costs for maintaining our Vancouver office, which amount is included in "all other compensation".

(2) Tracy A. Moore resigned as Chief Financial Officer effective February 10, 2004. Mr. Moore is paid through MCSI Consulting Services Inc., a company owned by Mr. Moore and Simon Anderson who was subsequently appointed our Chief Financial Officer. MCSI Consulting Services Inc. also charges fees for administrative and corporate finance services, which amount is included in "all other compensation".

(3) Robert Brown was appointed as our Chief Technology Officer in February 2004. He was responsible for directing development of our technology in late 2003, before his appointment. Mr. Brown is paid through Campbell & Co., a company in which he does not own any beneficial interest. In February 2004, Mr. Brown was awarded options to purchase 100,000 shares at $0.75 per share.

(4) Ms. Loy is paid through BALCO Holdings Inc., a management services company that she owns.

Option Grants During the Most Recently Completed Financial Year

We did not grant any options to the Named Executive Officers during the 2003 financial year:

Aggregated Options/SAR Exercises in Last Financial Year and Financial Year-End Option/SAR Values

The following table sets forth information related to options exercised by the Named Executive Officers during the most recently completed financial year:

Name	Securities Acquired on Exercise	Aggregate Value Realized ($)	Unexercised Options at Financial Year-End Exercisable/ Non-exercisable ($)	Value of Unexercised in-the-money Options at Financial Year-end Exercisable/Non-exercisable ($)
Tracy A. Moore	227,193	US$647,500	0	Nil

Employment Contracts

For the financial year ended December 31, 2003, the Company and its subsidiaries had the following employment contracts with Named Executive Officers.

On July 1, 2003 we entered into a service agreement with Malcolm P. Burke to serve as our President, CEO and Director. Mr. Burke is to receive $117,000 per year and our Board will review his salary on November 1 of each year. There is no commitment to increase Mr. Burke's salary, but his salary may be increased at the Board's discretion. The agreement continues until Mr. Burke gives six months' notice to us, or until SHEP gives Mr. Burke six months' notice, but not before July 1, 2004. Mr. Burke is also eligible to receive stock options and a bonus. Our Corporation is also to pay premiums of a basic health and dental plan covering Mr. Burke and his family to the extent of $3,000 per year, although no such payments have been made to date. We are also to reimburse Mr. Burke for all reasonable expenses including travel, lodging, entertainment and other out-of-pocket expenses properly incurred by him in the performance of his duties.

On July 1, 2003 we entered into a service agreement with Tracy A. Moore in which he agreed to serve as one of our directors and our Chief Financial Officer. Mr. Moore was to receive $102,000 per year and our Board was to review his salary on November 1 of each year. There was no commitment to increase Mr. Moore's salary, but his salary could be increased at the Board's discretion. We were also to pay premiums of a basic health and dental plan covering Mr. Moore and his family to the extent of $3,000 per year, although no such payments were made.

On April 21, 2003 we extended an invitation to Clive A. Bowen to join our Board of Directors. As part of this arrangement, we agreed to compensate Mr. Bowen for providing consulting services. The arrangement can be terminated by either Mr. Bowen or by us upon providing 30 days notice or upon Mr. Bowen joins us as a full-time employee. Mr. Bowen is to provide consultancy advice relating to marketing, product development, organizational development and contract negotiation. As compensation, Mr. Bowen receives a monthly retainer of $3,000 for which he is to provide the equivalent of four full days' time and attention. Any further work beyond four days in any month is to be paid on a per diem basis at a rate of $750 per day. Reasonable, itemized expenses will be reimbursed if they are agreed upon in advance or are under the amount of $300 for any given month.

On July 1, 2003 we entered into a service agreement with Betty Anne Loy, our secretary and director. The agreement continues until Ms. Loy gives six months' notice, or until our Corporation gives six months' notice to Ms. Loy, but not before July 1, 2004. For providing services as Manager of Regulatory Compliance and as a Director, Ms. Loy is to receive the greater of (1) C$5,000 (approximately $3,800) per month and (2) C$35 (approximately $26) per hour. The Board will review her salary on November 1 of each year. There is no commitment to increase Ms. Loy's salary, but her salary may be increased at the Board's discretion. Ms. Loy is also eligible to receive stock options and a bonus. We are also to pay premiums of a basic health and dental plan covering Ms. Loy and her family to the extent of $3,000 per year, although no such payments have been made to date.

We are parties to a services agreement with Marshalsea Hydraulics Limited ("Marshalsea"). One of our directors, Peter R. Humphrey, is the Managing Director of Marshalsea, and John D. Hopkins is the finance director of SHEP Technologies (UK) Limited and a shareholder and finance director of Marshalsea. We recently amended our contract with Marshalsea on February 1, 2004. The original agreement, which called for payment of BP5,000 per month, was entered into on July 1, 2003 and was retroactive to April 1, 2003. According to the July 1, 2003 Services Agreement, Marshalsea provides our Corporation with a number of services including technology design, accounting and financial reporting, co-location premises, administrative support and equipment and inventory storage. Under the Amendment Agreement dated February 1, 2004, Marshalsea's fees were increased to BP10,000 per month and Messrs. Humphrey and Hopkins have assumed larger roles in the operations of SHEP UK.

Subsequent to year end, we entered into the following arrangements with Named Executive Officers or companies controlled by them:

MCSI Consulting Services Inc. is a corporate finance consulting firm that is 50% owned by Mr. Moore, one of our directors, and 50% by Mr. Anderson, our Chief Financial Officer, provides services to us including accounting, preparing SEC filings, transaction structuring and implementation and developing our business plan. Tracy A. Moore and Simon J. Anderson are paid through MCSI Consulting Services Inc.

We have a corporate finance services agreement with MCSI Consulting Services Inc. dated February 10, 2004, which may be terminated by either party with 30 days notice. Under the agreement, MCSI Consulting Services Inc. provides us with various corporate finance related services including business development and planning strategies, preparation of disclosure documents, news releases and promotional literature, maintenance of our due diligence materials, market research, administration services and general corporate finance assistance. For these services, MCSI Consulting Services Inc. will be paid $3,000 per month assuming 60 hours of work is provided. Beyond this agreement, there is a provision for MCSI Consulting Services Inc. to provide additional special services on terms agreeable to both our Company and MCSI Consulting Services Inc.

Malcolm P. Burke, a director and our President and Chief Executive Officer, is paid through his management companies, SOPO Investments Ltd (until March 2003) and Primary Ventures Corp. (from April 2003). Primary Ventures Corp. also charges rent and communications costs for maintaining our Vancouver office.

Our service agreement with Mr. Moore was amended on February 10, 2004, when Mr. Moore resigned as Chief Financial Officer, but agreed to continue serving as a director and on the audit and compensation committees, and to assist with fundraising initiatives. The arrangement continues until Mr. Moore gives six months' notice, or until SHEP gave six months' notice, but not before July 1, 2004. We are to pay Mr. Moore $24,000 per year for 30 hours work per month, which may be increased upon mutual agreement. We are to reimburse Mr. Moore for all reasonable expenses including travel, lodging, entertainment and other out-of-pocket expenses properly incurred by him in the performance of his duties.

On February 10, 2004 we entered into a service agreement with Simon J. Anderson. Under this agreement, Mr. Anderson is to serve as our Chief Financial Officer until Mr. Anderson gives six months' notice, or until we give six months' notice to Mr. Anderson, but not before February 10, 2005. Mr. Anderson is to receive $60,000 per year for 90 hours per month plus $75 per hour for additional time spent, subject to approval. The Board will review his salary on November 1 of each year. There is no commitment to increase Mr. Anderson's salary, but his salary may be increased at the Board's discretion. Mr. Anderson is also eligible to receive stock options and a bonus. We are also to pay premiums of a basic health and dental plan covering Mr. Anderson and his family to the extent of $3,000 per year, although no such payments have been made to date.

Compensation of Directors

The Corporation has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company or its subsidiaries for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this information circular.

Under our Equity Incentive Plan, each of our directors is eligible to receive options to purchase shares of our common stock. Directors generally receive 100,000 options for serving on the Board and a further 25,000 options for each committee on which they serve. The options granted to directors generally vest immediately, although other vesting terms may be employed. We grant additional options to directors commensurate with their role. We plan to make annual grants to directors who continue to serve, but the basis of such grants has not yet been established.

The following table sets forth information concerning individual grants of options to purchase securities of the Corporation made during the most recently completed financial year to Directors and Officers of the Corporation (excluding Named Executive Officers):

Name of Director and Position as at Financial Year-End	Securities Under Options Granted (#) (1)	% of Total Options Granted to All Employees in the Financial Year	Exercise or Base Price ($/Security) (2)	Market Value of Securities Underlying Options on the Date of Grant ($/Security)	Date of Grant	Expiration Date
Clive A. Bowen Director	100,000 (3) 500,000	69%	US$1.00 US$1.00	US $0.80 US$0.78	May 2003 June 2003	January 2009 June 2009

 Notes:

(1) The options generally become exercisable on the date of grant, subject to regulatory and shareholder approval.

(2) The exercise price of stock options is determined by the Board of Directors but shall in no event be less than one hundred percent of the Fair Market Value of the stock subject to the Option on the date the Option is granted or such other price as may be agreed to by the Company.

(3) Clive A. Bowen received 600,000 options, of which 100,000 relate to his services as a director and vested upon issuance, and the remaining 500,000 options related to a proposed extended role with us and with a vesting provision over a four-year period. Of the 500,000 options, 100,000 have vested and 400,000 have lapsed. We have revised the expiration date of the options such that all 200,000 options that have vested now expire in January 2009.

INDEBTEDNESS TO CORPORATION OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

There is no indebtedness of any director, executive officer, senior officer, proposed nominee for election as a director or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year.

YUKON BUSINESS CORPORATIONS ACT DISCLOSURE

Details of employment contracts with our Named Executive Officers are presented above. In addition, for the year ended December 31, 2003, the Company and its subsidiaries had the following contracts in place with directors and officers:

On April 21, 2003 we extended an invitation to Clive A. Bowen to join our Board of Directors. As part of this arrangement, we agreed to compensate Mr. Bowen for providing consulting services. The arrangement can be terminated by either Mr. Bowen or by us upon providing 30 days notice or upon Mr. Bowen joins us as a full-time employee. Mr. Bowen is to provide consultancy advice relating to marketing, product development, organizational development and contract negotiation. As compensation, Mr. Bowen receives a monthly retainer of $3,000 for which he is to provide the equivalent of four full days' time and attention. Any further work beyond four days in any month is to be paid on a per diem basis at a rate of $750 per day. Reasonable, itemized expenses will be reimbursed if they are agreed upon in advance or are under the amount of $300 for any given month.

On July 1, 2003 we entered into a service agreement with Betty Anne Loy, our secretary and director. The agreement continues until Ms. Loy gives six months' notice, or until our Corporation gives six months' notice to Ms. Loy, but not before July 1, 2004. For providing services as Manager of Regulatory Compliance and as a Director, Ms. Loy is to receive the greater of (1) C$5,000 (approximately $3,800) per month and (2) C$35 (approximately $26) per hour. The Board will review her salary on November 1 of each year. There is no commitment to increase Ms. Loy's salary, but her salary may be increased at the Board's discretion. Ms. Loy is also eligible to receive stock options and a bonus. We are also to pay premiums of a basic health and dental plan covering Ms. Loy and her family to the extent of $3,000 per year, although no such payments have been made to date.

We are parties to a services agreement with Marshalsea Hydraulics Limited ("Marshalsea"). One of our directors, Peter R. Humphrey, is the Managing Director of Marshalsea, and John D. Hopkins is the finance director of SHEP Technologies (UK) Limited and a shareholder and finance director of Marshalsea. We amended our contract with Marshalsea on November 1, 2003 and again on February 1, 2004. The original agreement, which called for payment of BP5,000 per month, was entered into on July 1, 2003 and was retroactive to April 1, 2003. According to the July 1, 2003 Services Agreement, Marshalsea provides our Corporation with a number of services including technology design, accounting and financial reporting, co-location premises, administrative support and equipment and inventory storage. Under the Amendment Agreement dated February 1, 2004, Marshalsea's fees were increased to BP10,000 per month and Messrs. Humphrey and Hopkins have assumed larger roles in the operations of SHEP UK.

Ifield Technology Limited is an engineering and management company owned by W. Ray Evans, one of our directors. Ifield had a two-year contract, which ended on December 31, 2003.

The Corporation does not have a pension plan or retirement plan.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No insider or proposed nominee for election as a director of the Corporation, no officer of the Corporation, or no shareholder of the Corporation who beneficially owns or exercised control or direction over shares carrying more than 10% of the votes attached to shares of the Corporation and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Corporation's last completed financial year or in any proposed transaction which in either such case has materially affected or will materially affect the Corporation other then those outlined below.

Ray Evans, a principal shareholder of Ifield Technology Limited, holds 2,880,095 common shares of the Corporation indirectly through Ifield Technology Limited, a private company, the shares of which are controlled by W. Ray Evans. In addition, up to 100,000 shares may be purchased on the exercise of stock options.

On December 31, 2003, MCSI Consulting Services Inc., a company owned by Tracy A. Moore (a director) and Simon J. Anderson (now our Chief Financial Officer) agreed to settle indebtedness of $30,000 for the issuance of 50,000 shares of our common stock.

MANAGEMENT CONTRACTS

No management functions of the Company are performed to any substantial degree by a person other than the directors or senior officers of the Corporation. Please see "Yukon Business Corporations Act Disclosure".

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director or senior officer of the Corporation, or any associate or affiliate of the foregoing persons, has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting.

ANNUAL REPORT TO SHAREHOLDERS

The Corporation's Annual Report to Shareholders for the year ended December 31, 2003 has been mailed to shareholders along with this proxy circular. The Annual Report to Shareholders contains consolidated financial statements of the Corporation for the period ended December 31, 2003 and the report thereon of Davidson & Company.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

Other Matters

Management of the Corporation is not aware of any other matter to come before the Meeting other than as set forth in the notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

 ___________________________________________________________________________________________________________________

CERTIFICATE

The foregoing contains no untrue statement of material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement contained herein not misleading in the light of the circumstances in which it was made.

DATED this 17th day of May 2004.

BY ORDER OF THE BOARD OF DIRECTORS
OF SHEP TECHNOLOGIES INC.

Signed: Malcolm Burke
Malcolm Burke, President and Chief Executive Officer

Signed: Simon J. Anderson
Simon J. Anderson, Chief Financial Officer